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                                                                     EXHIBIT 4.1


                          REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT is made as of May 8, 2001, by and among Diedrich Coffee, Inc., a Delaware corporation (the "Company"), and the Investors listed on Schedule A hereto (each of whom is herein called individually, a "Investor" and all of whom are herein called, collectively, the "Investors"), with reference to the following facts:

     The Investors are parties to the Common Stock and Warrant Purchase Agreement, dated as of March 14, 2001 (the "Purchase Agreement"), among the Company and the Investors, which provides that as a condition to the closing of the transactions contemplated therein this Agreement must be executed and delivered by the Investors and the Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto further agree as follows:

     1. Registration Rights. The Company covenants and agrees as follows:

        1.1  Definitions. For purposes of this section 1:

             (a) "Form S-3" means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

             (b) "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with section 1.11 hereof.

             (c) "1933 Act" means the Securities Act of 1933, as amended.

             (d) "1934 Act" means the Securities Exchange Act of 1934, as amended.

             (e) "Register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document.

             (f) "Registrable Securities" means (i) the shares of the Company's Common Stock issued pursuant to the Purchase Agreement, (ii) shares of the Company's Common Stock previously acquired by the Investors and listed on Schedule B hereto, (iii) shares of the Company's Common Stock issuable on exercise of the Warrants (as defined in the Purchase Agreement) issued pursuant to the Purchase Agreement, and (iv) any Common Stock of the Company issued as (or issuable on the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in clauses (i) -
(iii) above; provided that there shall be excluded any Registrable Securities sold by a person in a transaction in which that person's rights under this section 1 are not assigned.


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             (g) The number of shares of "Registrable Securities" outstanding shall be determined by the number of shares of Common Stock outstanding, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities, that are Registrable Securities.

             (h) "SEC" means the Securities and Exchange Commission.

        1.2 Mandatory Registration. The Company shall prepare and file with the SEC on or before the date that is 120 days after the date hereof (the "Filing Deadline") a registration statement on Form S-3 (or, if Form S-3 is not then available, on such form of registration statement that is then available to effect a registration of all Registrable Securities, subject to consent of the Investors holding at least a majority of the Registrable Securities) for the purpose of registering under the 1933 Act all of the Registrable Securities for resale by, and for the account of, the Holders as selling stockholders thereunder (the "Registration Statement"). The Company shall use its best efforts to cause the Registration Statement to become effective as soon as possible after filing. The Company shall keep such registration statement effective at all times until the earlier of the date (the "Registration Withdrawal Date") on which all the Registrable Securities (i) are sold or (ii) can be sold by all the Holders (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) in any three-month period without volume limitation and without registration in compliance with Rule 144 under the 1933 Act. Notwithstanding anything to the contrary in this Agreement, in the event of a breach by the Company of any of its obligations under this section 1.2, the Investors' sole and exclusive remedy and recourse for such breach, until such time that the Warrant Price (as defined in the Warrants) shall have been reduced to $0.00, shall be the adjustment of the Warrant Price set forth in section 4.4 of the Warrants.

        1.3  Company Registration.

             (a) If (but without any obligation to do so) the Company proposes to register any of its stock (including a registration effected by the Company for stockholders other than the Holders) or other equity securities under the 1933 Act in connection with the public offering of such securities, the Company shall, at such time, promptly give each Holder notice of such registration. On the request of each Holder given within ten days after such notice by the Company, the Company shall, subject to the provisions of section 1.3(c) and (d), cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered.

             (b) The Company shall have the right to terminate or withdraw any registration initiated by it under this section 1.3 prior to the effectiveness of such registration, whether or not any Holder shall have elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with section 1.8 hereof.


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             (c) In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this section 1.3 to include any requesting Holder's Registrable Securities in such underwriting, unless such Holder accepts the terms of the underwriting as agreed between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enters into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by the Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such Registrable Securities that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the Registrable Securities so included to be apportioned pro rata among the selling Holders according to the total amount of Registrable Securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders); provided, that in no event shall the amount of Registrable Securities of the selling Holders included in the offering be reduced below twenty percent of the total amount of securities included in such offering. For purposes of such apportionment among Holders, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based on the aggregate amount of Registrable Securities owned by all such related entities and individuals.

             (d) The Company shall not be required, under this section 1.3, to include any requesting Holder's Registrable Securities in any registration: (i) to be filed on a registration form which is unavailable for the registration of the Registrable Securities; (ii) relating to securities to be offered pursuant to (A) an employee benefit plan or otherwise eligible to be registered on Form S-8 or (B) a dividend or interest reinvestment plan (including such a plan that has an open enrollment or cash investment feature); (iii) relating to securities to be issued in the acquisition of another business, through a merger, consolidation, exchange of securities or otherwise; (iv) relating to Company securities to be issued for consideration other than solely cash; (v) relating to Company securities to be offered to all existing security holders of the Company through a "rights offering" or otherwise; or (vi) relating to debt securities of the Company, including debt securities that are convertible or exchangeable for equity securities of the Company.

        1.4 Form S-3 Registration. If, at any time after the Registration Withdrawal Date, the Company shall receive from one or more Holders a request or requests that the Company effect a registration on Form S-3 and any related blue sky or similar qualification or compliance with respect to the Registrable Securities owned by such Holder or Holders, the Company shall:

             (a) Within five days of the receipt thereof, give notice of the proposed registration, and any related blue sky or similar qualification or compliance, to all other Holders; and


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             (b) Use commercially reasonable efforts to cause, as soon as practicable, such Registrable Securities to be registered for offering and sale on Form S-3 and cause such Registrable Securities to be qualified in such jurisdictions as such Holders may reasonable request, together with all of the Registrable Securities of any other Holders joining in such request as are specified in a request given within twenty days after receipt of such notice from the Company; provided that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

                 (i) If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public of less than $1,000,000;

                 (ii) If the Company has, within the twelve month period preceding the date of such request, already effected two registrations for the Holders pursuant to section 1.3 or this section 1.4;

                 (iii) If the Company furnishes to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this section 1.4 and the Company shall not be obligated to effect another registration under this section 1.4 during such 120-day period; provided, that the Company shall not utilize this right more than once in any twelve month period; provided, further, that the Company shall not register shares for its own account during such 120-day period;

                 (iv) In any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

                 (v) If Form S-3 (or any successor or similar form) is not available for such offering by the Holders.

             (c) Subject to the foregoing, the Company shall use commercially reasonable efforts to file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

        1.5  Request for Registration Upon Unavailability of Form S-3.

             (a) If, at any time after the Registration Withdrawal Date, the Company is not eligible to effect a registration on Form S-3 and the Company receives, during such period that it is not so eligible, a written request from the Holders that the Company file a


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registration statement under the 1933 Act covering the registration of all or a portion of the Registrable Securities then outstanding, then the Company shall:

                 (i) Within five days of the receipt thereof, give notice of the proposed registration, and any related blue sky or similar qualification or compliance, to all other Holders; and

                 (ii) Use commercially reasonable efforts to cause, as soon as practicable, such Registrable Securities to be registered for offering and sale and use commercially reasonable efforts to cause such Registrable Securities to be qualified in such jurisdictions as such Holders may reasonable request, together with all of the Registrable Securities of any other Holders joining in such request as are specified in a request given within twenty days after receipt of such notice from the Company; provided that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.5:

                      (A) If the Holders propose to sell Registrable Securities at an aggregate price to the public of less than $1,000,000;

                      (B) If the Company has, within the twelve month period preceding the date of such request, already effected two registrations for the Holders pursuant to this section 1.5 or section 1.4;

                      (C) If the Company furnishes to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this section 1.5 and the Company shall not be obligated to effect another registration under this section 1.5 during such 120-day period; provided, that the Company shall not utilize this right more than once in any twelve-month period; provided, further, that the Company shall not register shares for its own account during such 120-day period; or

                      (D) In any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

             (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to section 1.5(a) and the Company shall include such information in the written notice referred to in section 1.5(a). The underwriter will be selected by a majority in interest (as determined by the number of Registrable Securities held) of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in

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the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in section 1.6(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this section 1.5, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

        1.6 Obligations of the Company. Whenever required under this section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

             (a) Except as otherwise provided in section 1.2, on the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided that (i) any such ninety-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such ninety-day period shall be extended, if necessary and as permitted by law, to keep the registration statement effective until all such Registrable Securities are sold, except to the extent that the Holders (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) of such Registrable Securities may sell those Registrable Securities in any three-month period without regard to the volume limitation and without registration in compliance with Rule 144 under the 1933 Act;

             (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the 1933 Act with respect to the disposition of all securities covered by such registration statement during the period of time such registration statement remains effective;

             (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them;


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             (d) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

             (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

             (f) During the period of time such registration statement remains effective, notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

             (g) Use commercially reasonable efforts to cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which securities of the same class issued by the Company are then listed;

             (h) Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

             (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this section 1, if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and with respect to events subsequent to the date of the financial statements, as are customarily covered in accountants' letters delivered to the underwriters in underwritten public offerings of securities addressed to the underwriters.

        1.7 Limitations on Registration Rights. Notwithstanding anything in this Agreement to the contrary:

             (a) The Company may, by written notice to the Holders, (i) delay the filing or effectiveness of any registration statement or (ii) suspend any registration statement after effectiveness and require that the selling Holders immediately cease sales of securities thereunder, in the event that (A) the Company determines that information required to be included in the financial statements comprising a portion of any registration statement is not yet available after commercially reasonable efforts to prepare such information; or
(B) the Company


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is engaged in any activity or transaction, or preparations or negotiations for any activity or transaction, that the Company desires in good faith to keep confidential for business reasons, if the Company determines that the public disclosure requirements imposed on the Company under the 1933 Act in connection with any registration statement that would require disclosure of such activity, transaction, preparations or negotiations.

             (b) If the Company delays or suspends a registration statement or requires the selling Holders to cease sales of shares pursuant to section 1.7(a) above, the Company shall, as promptly as practicable following the termination of the circumstances which entitled the Company to do so but in no event more than ten days thereafter, take such actions as may be necessary to file or reinstate the effectiveness of the registration statement and/or give written notice to the selling Holders authorizing them to resume sales pursuant to the registration statement. If, as a result thereof, the prospectus included in the registration statement has been amended to comply with the requirements of the 1933 Act, the Company shall enclose such revised prospectus with the notice to the selling Holders given pursuant to this section 1.7(b), and the selling Holders shall make no offers or sales of securities pursuant to the registration statement other than by means of such revised prospectus.

             (c) Anything herein to the contrary notwithstanding, any delay by the Company in the filing or effectiveness of a registration statement (as required pursuant to section 1.2 of this Agreement) pursuant to this section 1.7 shall not be deemed to be a waiver of, or modification to, section 4.4 of the Warrants and the Warrant Price shall continue to be subject to adjustment during the period of such delay as described in section 4.4 of Warrants.

             (d) If, pursuant to section 1.7(a) above, the Company suspends the registration statement filed pursuant to section 1.2 or requires the Holders to cease sales of shares under the registration statement filed pursuant to section
1.2 (such suspension or requirement to cease sales is referred to herein as the "Transfer Prohibition"), then:

                 (i) in the case of the first such Transfer Prohibition during any twelve-month period, if such Transfer Prohibition is not terminated by the Company before the eleventh trading day after the Company shall have commenced such Transfer Prohibition, on such eleventh trading day the Warrant Price shall be reduced by $0.05 (as appropriately adjusted for any stock splits, stock combinations or the like that affect the Warrant Price pursuant to sections 4.1 and/or 4.3 of the Warrant); and

                 (ii) in the case of any additional Transfer Prohibition after the first such Transfer Prohibition during any twelve-month period, on the day that such Transfer Prohibition commences the Warrant Price shall be reduced by $0.05 (as appropriately adjusted for any stock splits, stock combinations or the like that affect the Warrant Price pursuant to sections 4.1 and/or 4.3 of the Warrant).

Such eleventh trading day in the case of clause (i) above or such day in the case of clause (ii) above is referred to herein as a "Warrant Price Adjustment Date". At the end of each ten trading-day period (or a portion thereof ending on the date that the such Transfer Prohibition is terminated by the Company) after the Warrant Price Adjustment Date, the Warrant Price shall be reduced by an amount (rounded to the nearest one one-hundredth of a cent) equal to $0.05 (as


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appropriately adjusted for any stock splits, stock combinations or like that affect the Warrant Price pursuant to sections 4.1 and/or 4.3 of the Warrant) multiplied by a fraction, the numerator of which is the number of trading days during such ten trading-day period before the date on which the Transfer Prohibition is terminated by the Company and the denominator of which is ten.

        1.8 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by such Holder, and the intended method of disposition of such securities as shall be required to effect the registration of such Registrable Securities.

        1.9 Expenses of Registration. All expenses incurred in connection with registrations, filings or qualifications pursuant to sections 1.2, 1.3, 1.4 and 1.5, including (without limitation) all registration, filing and qualification fees, printing fees and expenses, accounting fees and expenses, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders selected by the Holders, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to section 1.4 or 1.5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based on the number of Registrable Securities that were requested to be included in the withdrawn registration); provided that, if at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition (financial or otherwise), business, or prospects of the Company from that known to the Holders at the time of their request and shall have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to section 1.3 or 1.5. Anything herein to the contrary notwithstanding, all underwriting discounts and commissions incurred in connection with a sale of Registrable Securities shall be borne and paid by the Holders thereof, and the Company shall have no responsibility therefor.

        1.10 Indemnification. If any Registrable Securities are included in a registration statement under this section 1:

             (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, stockholders, members and managers of such Holder, legal counsel and accountants for such Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or any other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,



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(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will reimburse such Holder, underwriter or controlling person for any legal or other expenses incurred, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement in this section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based on a Violation that occurs in reliance on and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person.

             (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who shall have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or any other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance on and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this section 1.10(b), for any legal or other expenses reasonably incurred, as incurred, by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement in this section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed); and provided further that in no event shall any indemnity by such Holder under this section 1.10(b), when aggregated with amounts contributed, if any, pursuant to section 1.10(d), exceed the net proceeds from the sale of Registrable Securities hereunder received by such Holder.

             (c) Promptly after receipt by an indemnified party under this section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this section 1.10, deliver to the indemnifying party notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent that the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential


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differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this section 1.10, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this section 1.10.

             (d) If the indemnification provided in this section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that shall have resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this section 1.10(d), when aggregate with amounts paid, if any, pursuant to section 1.10(b), exceed the net proceeds from the sale of Registrable Securities hereunder received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

             (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

             (f) The obligations of the Company and Holders under this section
1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this section 1, and otherwise.

        1.11 Reports under 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

             (a) Make and keep public information available, as those terms are used in SEC Rule 144, at all times;

             (b) Take such action, including voluntary registration of its common stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

             (c) File with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act;

             (d) Furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith on request, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the 1933 Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form; and

             (e) Undertake any additional actions reasonably necessary to maintain the availability of the Registration Statement or the use of Rule 144.

        1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Registrable Securities that (i) is a subsidiary, parent, current or former partner, current or former limited partner, current or former member, current or former manager or stockholder of a Holder, (ii) is an entity controlling, controlled by or under common control, or under common investment management, with a Holder, including without limitation a corporation, partnership or limited liability company that is a direct or indirect parent or subsidiary of the Holder, (iii) is a transferee or assignee of at least 300,000 (as adjusted for stock split, combinations, dividends and the like) shares of such Registrable Securities if immediately prior to such transfer such assignee shall have been an affiliate of, or under common investment management with, the Holder, or (iv) is a transferee or assignee of at least 1,000,000 (as adjusted for stock split, combinations, dividends and the like) shares of such Registrable Securities; provided that: (a) the Company is, within a reasonable time after such transfer, notified of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act.

        1.13 Termination of Registration Rights. A Holder's registration rights described in sections 1.3, 1.4 and 1.5 shall terminate if and when such Holder holds less than 100,000 shares of Registrable Securities (as adjusted for stock split, combinations, dividends and the like).

        1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration filed under sections 1.2, 1.3, 1.4 and 1.5 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included.

     2. Covenants.

        2.1 Conflicts of Interest. The Company shall use commercially reasonable efforts to ensure that the Company's employees, during the term of their employment with the Company, do not engage in activities which would result in a conflict of interest with the Company. The Company's obligations hereunder include, but are not limited to, requiring that the Company's employees devote their primary productive time, ability and attention to the business of the Company, requiring that the Company's employees enter into reasonable and customary agreements regarding proprietary information and confidentiality and inventions, and preventing the Company's employees from engaging or participating in any business that is in competition with the business of the Company.

        2.2 Reserve for Exercise Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock (the "Exercise Shares") as shall be sufficient to enable it to comply with its exercise obligations under the Warrants (as defined in the Purchase Agreement). If at any time the number of Exercise Shares shall not be sufficient to effect the exercise of the Warrants, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as will be sufficient for such purposes. The Company will obtain authorization, consent, approval or other action by, or make any filing with, any administrative body that may be required under applicable state securities laws in connection with the issuance of Exercise Shares.

        2.3 Termination of Covenants. The covenants set forth in sections 2.1 through 2.2 shall terminate as to each Investor and be of no further force and effect at the time the Investors no longer hold any Registrable Securities.

     3. Miscellaneous.

        3.1 Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer on any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        3.2 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without giving effect to its conflicts of law principles.

        3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        3.4 Headings. The headings of sections and subsections in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

        3.5 Notices. Any request, consent, notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given and received when delivered personally or transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three days after being deposited as first class mail with the United States Postal Service, all charges or postage prepaid, and properly addressed to the party to receive the same at the address indicated for such party on the applicable signature page hereof, or at such other address as such party may designate by ten days' advance written notice to the other parties.

        3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        3.7 Entire Agreement: Amendments and Waivers. This Agreement (including the Schedule hereto), the Purchase Agreement and the Warrants constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the consent of the Company and the holders of two-thirds of the Registrable Securities then outstanding; provided that no amendment shall be effective unless approved by the holder or holders of Registrable Securities that shall be affected adversely, or affected differently from the Holders generally, by such amendment unless all Holders are affected in the same manner by such amendment. Any amendment or waiver effected in accordance with this paragraph shall be binding on the Company, each holder of any Registrable Securities and each future holder of all such Registrable Securities.

        3.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, such provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the balance of the Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms.

        3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons, or entities or persons under common investment management, shall be aggregated together for the purpose of determining the availability or termination of any rights under this Agreement (including, without limitation, section 1.13).

      [Remainder of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

                                            DIEDRICH COFFEE, INC.


                                            By: /s/ MATTHEW C. MCGUINNESS
                                                --------------------------------
                                            Name:  Matthew C. McGuinness
                                            Title: Senior Vice President and
                                            Chief  Financial Officer

                                            Address: 2144 Michelson Drive
                                            Irvine, CA 92612
                                            Fax: (949) 756-1144

THE INVESTORS:

SEQUOIA ENTERPRISES, L.P.                   WESTCLIFF FOUNDATION

                                            By:  Westcliff Capital Management,
                                                 LLC
                                            Its: Investment Advisor and
                                                 Attorney-In-Fact


By: /s/ PAUL C. HEESCHEN                    By: /s/ RICHARD S. SPENCER
    -------------------------------------       --------------------------------
    Paul C. Heeschen, General Partner           Richard S. Spencer III, Manager
    450 Newport Center Drive, Suite 450         200 Seventh Avenue, Suite 105
    Newport Beach, CA  92660                    Santa Cruz, CA 95062
                                                Fax: (831) 479-3642


WESTCLIFF PARTNERS, L.P.                    WESTCLIFF MASTER FUND, L.P.

By:  Westcliff Capital Management, LLC      By:  Westcliff Capital Management,
Its: General Partner                             LLC
                                            Its: Investment Advisor and
                                                 Attorney-In-Fact


By: /s/ RICHARD S. SPENCER                  By: /s/ RICHARD S. SPENCER
    -------------------------------------       -------------------------------
    Richard S. Spencer III, Manager             Richard S. Spencer III, Manager
    200 Seventh Avenue, Suite 105               200 Seventh Avenue, Suite 105
    Santa Cruz, CA 95062                        Santa Cruz, CA 95062
    Fax: (831) 479-3642                         Fax: (831) 479-3642

WESTCLIFF AGGRESSIVE GROWTH, L.P.            WESTCLIFF LONG/SHORT, L.P.

By:  Westcliff Capital Management, LLC       By:  Westcliff Capital Management,
Its: General Partner                              LLC
                                             Its: General Partner

By: /s/ RICHARD S. SPENCER                   By: /s/ RICHARD S. SPENCER
    --------------------------------------       -------------------------------
    Richard S. Spencer III, Manager              Richard S. Spencer III, Manager
    200 Seventh Avenue, Suite 105                200 Seventh Avenue, Suite 105
    Santa Cruz, CA 95062                         Santa Cruz, CA 95062
    Fax: (831) 479-3642                          Fax: (831) 479-3642


WESTCLIFF PROFIT SHARING PLAN                WESTCLIFF SMALL CAP FUND, L.P.

By:  Westcliff Capital Management, LLC       By:  Westcliff Capital Management,
Its: General Partner                              LLC
                                             Its: General Partner


By: /s/ RICHARD S. SPENCER                   By: /s/ RICHARD S. SPENCER
    --------------------------------------       -------------------------------
    Richard S. Spencer III, Manager              Richard S. Spencer III, Manager
    200 Seventh Avenue, Suite 105                200 Seventh Avenue, Suite 105
    Santa Cruz, CA 95062                         Santa Cruz, CA 95062
    Fax: (831) 479-3642                          Fax: (831) 479-3642

PENINSULA FUND, L.P.                        COMMON SENSE PARTNERS, L.P.


By:  Peninsula Capital Management, Inc.     By: Peninsula Capital Management,
Its: General Partner                            Inc., an Investment Advisor


By: /s/ SCOTT A. BEDFORD                    By: /s/ SCOTT A. BEDFORD
    --------------------------------------      --------------------------------
    Name:  Scott A. Bedford                     Name: Scott A. Bedford
    Title: President                            Title: President
          --------------------------------             -------------------------


                                            By: Common Sense Investment
                                                Management, LLC, a General
                                                Partner

                                            By:    /s/ SCOTT A. THOMPSON
                                                   -----------------------------
                                            Name:  Scott A. Thompson
                                            Title: Director and Senior Vice
                                                   President Finance

                                   SCHEDULE A

                              Schedule of Investors


            Name
            ----
            Sequoia Enterprises, L.P.

            Westcliff Partners, L.P.

            Westcliff Long/Short, L.P.

            Westcliff Small Cap Fund, L.P.

            Westcliff Aggressive Growth, L.P.

            Westcliff Master Fund, L.P.

            Westcliff Profit Sharing Plan

            Westcliff Foundation

            Peninsula Fund, L.P.

            Common Sense Partners, L.P.

                                   SCHEDULE B

                             Investors' Common Stock

                                                   Number of Shares
Investor Name                                      of Common Stock
-------------                                      ----------------
Sequoia Enterprises, L.P.                              193,500

Westcliff Aggressive Growth, L.P.                        8,800

Westcliff Partners, L.P.                                22,700

Westcliff Long/Short, L.P.                               4,700

Westcliff Master Fund, L.P.                             27,250

Westcliff Small Cap Fund, L.P.                           4,900

Westcliff Profit Sharing Plan                               --

Westcliff Foundation                                        --

Peninsula Fund, L.P.                                        --

Common Sense Partners, L.P.                                 --